EXHIBIT 10.1

MERCANTILE BANK CORPORATION

MERCANTILE BANK

2026-2027 MERGER INTEGRATION AND CORE CONVERSION BONUS PLAN

1.         Purpose of this Plan

This 2026-2027 Merger Integration and Core Conversion Bonus Plan (this “Plan”) is designed to reflect that the directors of Mercantile Bank Corporation (the “Company”) and Mercantile Bank (the “Bank”) believe it is in the best interest of the Company and its shareholders to provide cash bonus awards to employees of the Company, the Bank, and their respective subsidiaries and affiliates who were directly involved in the successful integration of the merger with Eastern Michigan Bank (the “Merger Integration”) and the conversion of the Bank’s core and digital banking operating systems to the Jack Henry platform (the “Core Conversion”). The Company and the Bank consider the successful and timely completion of the Merger and the Core Conversion, and the effective integration of the associated business operations, systems, personnel, and customer relationships, to be critical strategic objectives that warrant a dedicated bonus opportunity for the employees directly involved in achieving them.

2.         Eligibility

All employees of the Company, the Bank, and their respective subsidiaries and affiliates who were directly involved in the Merger Integration and Core Conversion processes, including executive officers, are eligible to participate in this Plan (collectively, the “Participants,” and each a “Participant”).

The following provisions (a) – (c) set forth circumstances where a Participant will be eligible to receive a bonus award and the circumstances in which a Participant will not be eligible to receive a bonus award or any unpaid bonus award will be cancelled:

a)	Except as provided below, a Participant must be an active employee as of the payment date pursuant to Section 5 to be eligible to receive a bonus award.

b)	A Participant who is out on medical leave as of the payment date will be eligible to receive a bonus award.

c)	A Participant who is suspended with or without pay or is on final written warning as of the payment date will not be eligible to receive a bonus award, and any unpaid bonus award will be cancelled.

3.         Bonus Awards

The Company and the Bank have established an aggregate bonus pool in an amount equal to $3,000,000 (the “Bonus Pool”) to be awarded to eligible Participants in recognition of the successful integration of the Merger and the Core Conversion. Subject to Section 2, the Compensation Committee will determine, in its sole discretion, the Participants who will receive a bonus award from the Bonus Pool and the amount of each Participant’s bonus award (each, an “Award Amount”). The aggregate amount of all bonus awards granted under this Plan will not exceed the Bonus Pool. No Participant has any right to any particular bonus award or to any minimum bonus award, and the Compensation Committee may determine, in its sole discretion, that all, a portion, or none of the Bonus Pool will be awarded.

In determining the Participants who will receive bonus awards and the Award Amount payable to each Participant, the Compensation Committee will consider each Participant’s involvement in, and contribution to, the extent to which the following objectives relating to the integration of the Merger and the Core Conversion have been achieved:

a)

achievement of targeted Merger Integration and Core Conversion milestones on schedule, including timely completion of conversion planning, testing, data migration, training, and go-live readiness activities;

b)

successful integration of key business operations and systems, with particular focus on effective implementation of the Jack Henry core operating platform and related technology, operational, reporting, and control processes;

c)

retention of critical employees and leadership talent during the Merger Integration and Core Conversion period, including personnel necessary to support conversion execution, customer communication, operational continuity, and post-conversion stabilization;

d)

achievement of customer/client retention and effective customer transition outcomes, including clear communication, limited disruption to customer access and services, and successful migration of customer accounts and relationships to the converted platform;

e)

realization of cost savings, operational synergies, and efficiency improvements expected from the Merger Integration and the Core Conversion, including benefits associated with system consolidation, process standardization, and reduced operational complexity;

f)

timely implementation of organizational structure, governance, risk management, compliance, and control changes necessary to support the integrated organization and the converted core operating environment; and

g)

achievement of customer service, operational performance, system reliability, and post-conversion stabilization standards during and following integration, including timely resolution of conversion-related issues and maintenance of service levels.

The Compensation Committee may weigh the foregoing considerations in any manner it determines appropriate and is not required to apply any particular formula, weighting, or threshold in exercising its discretion under this Plan.

4.         Clawback Provision

Bonus awards made under this Plan are subject to recovery or clawback, and a Participant receiving a bonus award will be required to promptly return the monies (or any portion of the monies requested by the Company) if the bonus award is required to be returned pursuant to the Clawback Policy adopted by the Company effective October 2, 2023 in order to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act, Rule 10D-1 of the Securities Exchange Act of 1934, as amended, and Nasdaq Listing Rule 5608.

In the event that the Company or Bank demands recovery or clawback of any bonus award (or portion of any bonus award), and the Participant who received the bonus award does not promptly return the bonus award (or demanded portion of the bonus award) to the Company or the Bank, the Participant shall be required to pay to the Company or the Bank, immediately upon demand, all expenses, including reasonable attorneys’ fees, incurred to recover the bonus award (or demanded portion of the bonus award), unless the Participant establishes in an appropriate legal proceeding that he or she had no obligation under this Section 4 of this Plan to return the bonus award (or demanded portion of the bonus award). Participants, as a condition to receiving a bonus award under this Plan, may be required to agree in writing to the terms of this Section.

5.           Timing of Bonus Awards

Bonus awards that are earned under this Plan will be paid to eligible Participants on or before March 31, 2027.

6.         Plan Administration

The Board of Directors of the Company, the Compensation Committee of the Board of Directors of the Company, or, if designated by the Board of Directors of the Company, another committee of the Board of Directors of the Company or the Bank, may administer this Plan. The body administering this Plan is referred to as the “Administrator.” The Administrator will have the authority to administer and interpret this Plan, approve bonus awards under this Plan, and determine eligibility under this Plan in its discretion. Any interpretation or construction of this Plan, or any approval or determination of bonus awards by the Administrator, will be final and binding on the Company, the Bank, and their respective subsidiaries and affiliates, all employees and past employees of any of them, and their heirs, successors, and assigns. No member of the Board of Directors of the Bank or the Company, or any of their respective subsidiaries or affiliates, or any committee of the Board of Directors of the Bank, the Company, or any of their respective subsidiaries or affiliates, will be liable for any action or determination made in good faith regarding this Plan or any bonus award.

7.         No Right to Employment

This Plan does not give any Participant any right to continued employment, or limit in any way the right of the Company, the Bank, or any of their respective subsidiaries or affiliates to terminate his or her employment at any time.

8.         Withholding of Taxes

The Company, the Bank, and their respective subsidiaries and affiliates will have the right to deduct from any payment to be made pursuant to this Plan any federal, state, or local taxes required by law to be withheld. It is contemplated that substantially all payments that are made under this Plan will be made by the Bank or one of its subsidiaries, and not by the Company.

9.         Amendment of this Plan

This Plan may be amended from time to time by the Compensation Committee of the Company, without the consent of any Participant or past Participant, (a) to the extent required to comply with applicable law; (b) to make reasonable adjustments for any acquisition or sale of a business or branch, merger, reorganization, or restructuring, change in accounting principles or their application, or special charges or extraordinary items, that materially affect the Company, the Bank, or any of their respective subsidiaries or affiliates; (c) to make any changes that do not materially and adversely affect the bonus award payable to any eligible Participant; or (d) to expand or otherwise modify the group of employees who are eligible to receive bonus awards from the amounts available for bonuses under this Plan.

10.         Governing Law

The validity, construction, and interpretation of this Plan will be determined in accordance with the laws of the State of Michigan.

11.         Effective Date

This Plan was approved by the Boards of Directors of the Company and the Bank on September 24, 2026 and is effective immediately.